Pangaea Logistics Solutions Ltd. Announces Purchase of Vessel
Addition of Supramax brings owned fleet to 20 ships

NEWPORT, RI – October 29, 2018 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, announced it has purchased a vessel to add to its operating fleet, which will total 20 ships when the new ship is delivered to Pangaea in early 2019. The ship was purchased in the second hand market for $13 million.

“This 2009 Japanese built 53,000 dwt dry bulk vessel, with 30 ton cranes and grabs, fits perfectly in our operating fleet, and will support our clients’ dry-bulk cargo requirements,” said Ed Coll, Pangaea’s Chief Executive Officer. “The ship, to be named Bulk Spirit, is very efficient on draft and fuel consumption, important attributes for our trades and to address new marine fuel requirements in 2020, when the cost of low sulphur fuel used on ships is expected to become more expensive. Built with Oshima Shipbuilding quality and performance, delivery of Bulk Spirit to our fleet will make about half of our fleet holding the valuable Oshima brand. Daily, we search for value in our purchase decisions, and this one fits the bill.”

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. (NASDAQ: PANL) provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite, and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, and voyage planning. Learn more at www.pangaeals.com.

Investor Relations Contacts
Sean Silva
Prosek Partners
646 493 9632
ssilva@prosek.com

Kathleen Bentley
Prosek Partners
646-503-5179
kbentley@prosek.com

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company disclaims any obligation to publicly update or revise these statements whether as a result of new information, future events or otherwise, except as required by law. Such risks and uncertainties include, without limitation, the strength of world economies and currencies, general market conditions, including fluctuations in charter rates and vessel values, changes in demand for dry bulk shipping capacity, changes in our operating expenses, including bunker prices, dry-docking and insurance costs, the market for our vessels, availability of financing and refinancing, charter counterparty performance, ability to obtain financing and comply with covenants in such financing arrangements, changes in governmental rules and regulations or actions taken by regulatory authorities, potential liability from pending or future litigation, general domestic and international political conditions, potential disruption of shipping routes due to accidents or political events, vessels breakdowns and instances of off-hires and other factors, as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov.